As filed with the Securities and Exchange Commission on ____________

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Under Section 12(b) or (g) of The Securities Exchange Act of 1934

China Teletech Limited

 (Exact name of registrant as specified in its charter)

British Columbia (State or jurisdiction of incorporation or organization)	27-1011540 (I.R.S. Employer Identification No.)

Room A, 20/F, International Trade Residential and Commercial Building,
Nanhu Road, Shenzhen, China
(86) 755-82204422

(Address and telephone number of principal executive offices and principal place of business)

_________________________________________________

Securities to be Registered Under Section 12(b) of the Act:	None

Securities to be Registered Under Section 12(g) of the Act:	Common Stock No Par Value (Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,"  "accelerated filer," and "smaller reporting  company"  in  Rule  12b-2  of  the  Exchange  Act.  (Check one):

Large accelerated filer       [ ]                                                                Accelerated filer           [ ]
Non-accelerated filer         [ ]                                                      Smaller reporting company   [x]

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING INFORMATION

This registration statement contains forward-looking statements.  In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing.  These are statements that relate to future periods and include statements regarding our future strategic, operational and financial plans, potential acquisitions, anticipated or projected revenues, expenses and operational growth, markets and potential customers for our products and services, plans related to sales strategies and efforts, the anticipated benefits of our relationships with strategic partners, growth of our competition, our ability to compete, the adequacy of our current facilities and our ability to obtain additional space, use of future earnings, and the feature, benefits and performance of our current and future products and services.

You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” “seek” or “continue” or the negative of these or similar terms.  In evaluating these forward-looking statements, you should consider various factors, including those described in this registration statement under the heading “Risk Factors” beginning on page 4. These and other factors may cause our actual results to differ materially from any forward-looking statement.  We caution you not to place undue reliance on these forward-looking statements.

We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us.  Such forward-looking statements relate to future events or our future performance.  Forward-looking statements are only predictions.  The forward-looking events discussed in this registration statement, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us.  For these statements, we claim the protection of the “bespeaks caution” doctrine.  The forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation to publicly release the results of any revisions to these forward-looking statements to reflect events or circumstances after the date of this filing.

Factors that may affect forward-looking statements.    A wide range of factors could materially affect future developments and performance of our business.  This registration statement describes significant factors affecting specific business operations and the financial results of these operations.  General factors affecting our operations include:

• Changes in business plans

• Changes in U.S., global or regional economic conditions

• Changes in U.S. and global financial and equity markets, including market disruptions and significant interest rate fluctuations

• Increased competitive pressures

• Legal developments that may affect our business

• Technological developments that may affect our business

• Changes in government regulations relating to our industry.

This list of factors that may affect future performance and the accuracy of forward-looking statements are illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of this inherent uncertainty

ITEM 1.                      BUSINESS

Corporate History Overview

China Teletech Limited, fka, Stream Horizons Studio, Inc. (the “Company”) was incorporated under the laws of the Province of British Columbia, Canada on October 1, 2001 under the name Infotec Business Strategies, Inc. The Company is a wholly owned subsidiary of Wavelit, Inc. (“Wavelit”). From its inception, the Company was engaged in the production of video for broadcast over the internet, both live streaming video and on-demand pre-recorded video.  The full service studio offered full video editing, both post-production and live-editing, “green-screen” video production, digital still photography services, as well as the capability to broadcast and edit together live video feeds from any location with broadband internet services (virtual studio). The Company had historically been responsible for the broadcast of various live events and creation of corporate videos for the clients of its parent company, Wavelit, Inc.

Although we continued to investigate the profitability of pursuing our prior production of internet video for broadcast business, management believed and still believes that there may be more value for our shareholders if we were able to (i) attract a more substantial operating company and engage in a merger or business combination of some kind, or (ii) acquire assets or shares of an entity actively engaged in business which generates revenues. We have investigated several possible merger candidates to determine whether or not they would add value to the Company for the benefit of our shareholders. Following such investigation, we entered into negotiations with China Teletech Limited, a British Virgin Islands Company, incorporated on January 30, 2008 under the British Virgin Islands Business Companies Act, 2004 (“CTL”) as further described below.

On or about February 12, 2009, in connection with a possible transaction with CTL, Wavelit’s Board of Directors approved of a spin-off of Stream Horizon Studios, Inc., its wholly owned subsidiary (the “Spin-Off”). The purpose of the Spin-Off was to provide an independent company in which to engage in a business transaction with CTL. The proposed Spin Off was disclosed in Wavelit, Inc.’s Preliminary Form 14C filed with the United States Securities and Exchange Commission (the “SEC”) on February 12, 2009 and subsequently amended on March 16, 2009. Following the filing of the preliminary Form 14C, on or about May 20, 2009 the Company entered into a share exchange agreement (the “Exchange Agreement”) with CTL. Pursuant to the Exchange Agreement, the Company agreed to exchange 170,000,000 shares of its common stock for 10 shares of CTL representing 100% of CTL’s issued and outstanding shares, thus making CTL a wholly owned subsidiary of the Company. However, pursuant to the terms of the Exchange Agreement, the transaction will not close until the Company is able to properly consummate the Spin-Off, obtain SEC approval and effectiveness of this Registration Statement and file the Definitive Form 14C with the SEC (the “Closing Transaction”). Following the Closing Transaction, all holders of shares of common stock of Wavelit prior to the Spin Off will be issued shares of the Company’s common stock on a one-for-one basis.

Following the effectiveness of the Closing Transaction, the Company plans to cease its video for broadcast operations and direct its business focus to CTL’s business operations. Currently, CTL maintains two operating subsidiaries in the People’s Republic of China (“PRC”); namely, (a) Shenzhen Rongxin Investment Co., Ltd. (“Shenzhen Rongxin”) and (b) Guangzhou Yueshen Taiyang Network and Technology Co., Ltd. (“Guangzhou Yueshen”).

This Registration Statement and related information, including the financial statements and business operations, takes into account and references the effectiveness of the Closing Transaction, specifically the Exchange Agreement, as described herein.

The Company’s current headquarters are located at Wavelit’s corporate headquarters at 7216 West Enterprise Dr., Las Vegas, Nevada, 89417. The Company’s current telephone number is 702-951-5682. Following the Closing Transaction, the Company plans to move its corporate headquarters to CTL’s headquarters located at Room A, 20/F, International Trade Residential and Commercial Building, Nanhu Road, Shenzhen, PRC 518002, which is also the registered office of CTL.  CTL’s telephone number is (86) 755-82204422.  CTL’s subsidiaries, Shenzhen Rongxin is located at Room A, 20/F, International Trade Residential and Commercial Building, Nanhu Road, Shenzhen, PRC 518002, and Guangzhou Yueshen is located at 1/F, No. 139, Yingyuan Road, Yuexiu District, Guangzhou, PRC.

General Company Info

Guangzhou Yueshen is principally engaged in the trading and distribution of rechargeable phone cards, prepaid subway tickets, cellular phones and accessories within the Guangzhou city in China.  Customers of Guangzhou Yueshen embrace wholesalers, retailers, and final users.

Shenzhen Rongxin’s primary business involves the distribution and wholesale of mineral water. Shenzhen Rongxin’s is the legal exclusive supplier of Tibet Glacial 5100 spring water in the Guangdong Province of China which has a population of approximately 110 million.

Business Strategy

The Company plans to expand the trading and distribution of rechargeable phone cards, prepaid subway tickets, cellular phones and accessories in Guangzhou and Shenzhen cities in China, while maintaining its existing position in the trading of mineral water and wines. The Company intends to introduce new software and value-added services through an expanded network of regional stores and strategic partners covering the Guangdong Province and via a virtual store.

Guangzhou Yueshen is one of the top providers of prepaid mobile phone cards in Guangzhou city, serving as a principal agent for China Telecom, China Unicom and China Mobile.  Guangzhou Yueshen plans to duplicate this successful operation in Shenzhen city by collaborating with China Telecom and utilizing the existing distribution connections Shenzhen Rongxin maintains in such areas through its network of regional stores and strategic partnership in connection with its mineral water and wine business. While it plans to increase service and retail stores across Guangzhou and Shenzhen, Guangzhou Yueshen intends to build further alliances with all available distributors, wholesalers and other retail outlets such as neighborhood convenience stores across Guangdong Province. Guangzhou Yueshen also plans to develop and acquire mobile phone applications and software to expand its product offerings.

Shenzhen Rongxin will continue its successful distribution of mineral water and wines in Guangdong Province.  It is currently the exclusive supplier of Tibet Glacial spring water to the Guangdong Province.

Competition

China mobile phone user base increased to 679 million in April 2009 according to statistics published by China’s Ministry of Industry and Information Technology.  The mobile phone related services industry is competitive and highly fragmented with no standout industry leaders.  Rechargeable phone cards are usually sold though convenience stores, mobile phone service stores and other retail outlets.  Customer demand for rechargeable phone cards is steady with no particular brand loyalty.  Guangzhou Yueshen’s competitive advantage is to offer better customer service, shopping convenience at stores with prime locations, and strategic collaboration with mobile phone distributors, wholesalers and other retail outlets. In addition, as described above, Guangzhou Yueshen will be able to strategically utilize Shenzhen Rongxin’s existing distribution networks to move its rechargeable phone cards, prepaid subway tickets, cellular phones and accessory business into these new geographical areas.

Distribution Methods of Products and Services

Guangzhou Yueshen has an established distribution network with mobile phone distributors, wholesalers and retail outlets in Guangzhou city.  Products are traded on site with little distribution and shipping costs.  We project revenue increase from future expansion by adding additional retail outlets, wholesalers and distributors in the Guangdong Province.  There is no assurance of the revenue increase from future expansion or that expansion will occur at all.

Shenzhen Rongxin also has an established distribution network in Guangdong Province for the resale of mineral water product from a single vendor.  In the case for wine trading, a simple distribution is set up for a single major customer.

Suppliers

Shenzhen Rongxin is subject to concentration of supply shortage risk because it purchases mineral water for resale from a single vendor, Tibet Glacial Mineral Water Co., Ltd. (“Tibet Glacial”). On October 8, 2007, Shenzhen Rongxin entered into purchase agreement whereby Tibet Glacial would provide spring water at fixed price until January 1, 2009 and in return, Shenzhen Rongxin needed to consume no less than 140,000 trunks of bottle water per year. However, the Company’s operation result is correlated with Tibet Glacial’s availability to supply

Guangzhou Yueshen has a more diverse group of suppliers for the mobile phone related services and dies not plan to rely upon any one major supplier for such products. We believe that there are a number of readily available sources for such products, contributing to our ability to obtain competitive pricing.

Dependence on Major Customers

Shenzhen Rongxin’s trading of wines is highly dependent on one major customer, the Chinese Armed Forces that has over 1 million recruits and staff.  Pursuant to a wine supply agreement with the Military Logistics Department of PRC, Shenzhen Rongxin is authorized to be the exclusive wine supplier from 2009.

Guangzhou Yueshen has a more diverse customer base for the mobile phone related services that focuses on individual retail customers. As such, we do not expect to be dependent on any major customers and do not expect that this will change in the near future.

Patents, Trademarks, Licenses

We do not have any designs which are copyrighted, trademarked or patented.

Environmental and Regulatory Issues

The expense of complying with environmental regulations is of minimal consequence.

Research and Development

We foresee minimal future research and development costs related to the development of mobile phone applications and software, as the development cost in China is relatively low.  Many applications are readily available and can be acquired at low prices.  We foresee high demands for such applications but for relatively short periods of time.  New applications are needed every now and then to keep merchandise fresh and fashionable.

Effect of existing or probable governmental regulations on the business, and economic and political risks

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies North America and Western Europe. These include risks associated with, among others, the economic, political, legal environment, and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, restriction on international remittances, and rates and methods of taxation, among other things.

Employees

The Company has 30 full-time employees, and 15 part-time employees, of which 5 persons are consultants. We intend to hire full time employees and additional independent contract labor on an as needed basis when our website is complete.

ITEM 1A.                      RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the following risk factors and the other information in this registration statement before investing in our common stock.  Our business and results of operations could be seriously harmed by any of the following risks.  The trading price of our common stock could decline due to any of these risks.

Risks Related to Our Business

We are a development stage company and have little to no operating history upon which to evaluate our business.

We have a limited operating history and may not succeed.  Our plans and businesses are “proposed” and “intended” but we may not be able to successfully implement them.  Our primary business purpose is the expansion of our mobile phone value added services and applications. We expect that unanticipated expenses, problems, and technical difficulties will occur and that they will result in material delays in the operation of our business.  We may not obtain sufficient capital or achieve a significant level of operations and, even if we do, we may not be able to conduct such operations on a profitable basis.

You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that, like us, are in their early stage of development. We cannot guarantee that we will succeed in achieving our business goals, and our failure to do so would have a material adverse effect on our business, prospects, financial condition, operating results and our ability to continue as a going concern. We expect that we will require additional capital in order to execute our current business plan. As a development stage business, we may in the future experience under capitalization, shortages, setbacks and many of the problems, delays and expenses encountered by any early stage business. As a result of these factors, other factors described herein and unforeseen factors, we may not be able to successfully implement our business model.

Following the Closing Transaction, management will collectively hold approximately 70.56% of the outstanding shares and exercise control of the Company.

Following the Closing Transaction, the two officers/directors, Dong Liu and Yuan Zhao, collectively hold 70.56% of the outstanding shares and exercise control of the company.

We depend on a number of suppliers and any failure by any of them to supply us with products may impair our inventory and adversely affect our ability to meet customer demands, which could result in a decrease in net sales.

We typically do not maintain long-term purchase contracts with suppliers, but instead operate principally on a purchase order basis. Our current suppliers may not continue to sell products to us on current terms or at all, and we may not be able to establish relationships with new suppliers to ensure delivery of products in a timely manner or on terms acceptable to us. We may not be able to acquire desired merchandise in sufficient quantities on terms acceptable to us in the future. Our business could also be adversely affected if there were delays in product shipments to us due to freight difficulties, financial difficulties with our major suppliers, delays due to the difficulties of our suppliers involving strikes or other difficulties at their principal transport providers or otherwise. We are also dependent on suppliers for assuring the quality of merchandise supplied to us. Our inability to acquire suitable merchandise in the future or the loss of one or more of our suppliers and our failure to replace them may harm our relationship with our customers and our ability to attract new customers, resulting in a decrease in net sales.

Maintaining good terms with distributors, wholesalers and retailers, and responding to customers may prove difficult.

Our success depends in part on our ability to (i) effectively maintain good working relationships with distributors, wholesalers and retailers, and (ii) respond to changing customer tastes in mobile phone applications, and to translate market trends into appropriate, saleable product offerings far in advance.  It is especially important in China to maintain good relationships with business partners since a significant portion of sales is highly dependent on the trading with distributors, wholesalers and retailers.  If we are unable to successfully predict or respond to changing styles or trends and misjudge the market for our products or any new product lines, our sales will be lower and we may be faced with a substantial amount of unsold inventory or missed opportunities.  In response, we may be forced to rely on additional markdowns or promotional sales to dispose of excess, slow-moving inventory, which may have a material adverse effect on our business, financial condition and results of operations.

We face risks associated with purchasing products from foreign companies

A portion of our merchandise may be imported from foreign suppliers. Our future success will depend in large measure upon our ability to develop and maintain new supplier relationship. Dealing with imported products, we may be subject to the risks generally associated with doing business abroad, such as foreign governmental regulations, economic disruptions, delays in shipments, freight cost increases and changes in political or economic conditions in countries from which we purchase products.

The loss of the services of our senior management could impair our ability to execute our business strategy and as a result, reduce our sales and profitability.

We depend on the continued services of our senior management. The loss of such key personnel could have a material adverse effect on our ability to execute our business strategy and on our financial condition and results of operations. We do not maintain key-person insurance for our senior management. We may have difficulty replacing our senior management who leave and, therefore, the loss of the services of any of these individuals could harm our business.

Requirements associated with being a public company will require significant company resources and management attention.

Prior to this offering, we had not been independently subject to the reporting requirements of the Securities Exchange Act of 1934, or the other rules and regulations of the SEC or any securities exchange relating to public companies.  We are working with independent legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company.  These areas include corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems.  We have made, and will continue to make, changes in these and other areas, including our internal controls over financial reporting.  However, we cannot assure you that these and other measures we may take will be sufficient to allow us to satisfy our obligations as a public company on a timely basis.

In addition, compliance with reporting and other requirements applicable to public companies such as Sarbanes Oxley will create additional costs for us, will require the time and attention of management and will require the hiring of additional personnel and outside consultants.  We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the degree of impact on our management's attention to these matters will have on our business.

In addition, being a public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors' and officers' liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

Our planned growth together with our added obligations of being a public company may strain our business infrastructure, which could adversely affect our operations and financial condition.

As we grow, we will face the risk that our future resources and systems, including management resources, accounting and finance personnel and operating systems, may be inadequate to support our growth. We may also face new challenges, including an increase in information to be processed by our management information systems and diversion of management attention and resources away from existing operations and towards growth in new markets. Our current growth strategy will require us to increase our management and other resources over the next few years. In particular, heightened new standards with respect to internal accounting and other controls, as well as other resource-intensive requirements of being a public company, may, and have further strained our business infrastructure. If we are unable to manage our planned growth and maintain effective controls, systems and procedures, we may be unable to efficiently operate and manage our business and have and may continue to experience information lapses affecting our public reporting which could adversely effect our operations and financial condition.

We need to attract qualified employees.

Our future success depends in large part upon our ability to attract, train, retain and motivate employees. Qualified individuals of the requisite caliber and number needed to fill positions are in short supply in some areas. Our industry is characterized by high levels of employee attrition. Although we believe we will be able to offer competitive salaries and benefits, we may have to increase spending in order to retain personnel.

The success of our growth plan will be dependent on our ability to recruit and/or promote enough qualified personnel to support our future growth. The time and effort required to train and supervise a large number of new managers and associates may divert our existing resources and adversely affect our operating and financial performance.

We may pursue strategic acquisitions, which could have an adverse impact on our business.

We may from time to time consider acquiring complementary companies or businesses. To do so, we would need to identify suitable acquisition candidates, negotiate acceptable acquisition terms and obtain appropriate financing. Any acquisition that we pursue, whether or not successfully completed, may involve risks, including:

▪	the diversion of our capital and our management's attention from other business issues and opportunities;
▪	difficulties in successfully integrating companies or stores that we acquire, including personnel, financial systems and controls, distribution, operations and general store operating procedures;

▪	material adverse effects on our operating results, particularly in the fiscal quarters immediately following the acquisition as it is integrated into our operations;
▪	material adverse effects on our operating results due to the closure of stores or distribution centers;

▪	potentially dilutive issuances of our equity securities; and
▪	the incurrence of debt and contingent liabilities and impairment charges related to goodwill and other intangible assets, any of which could harm our business and financial condition.

Our success is highly dependent on our ability to provide timely delivery to our customers, and any disruption in our delivery capabilities or our related planning and control processes may adversely affect our operating results.

An important part of our success is due to our ability to deliver products quickly to our customers. Our ability to maintain this success depends on the identification and implementation of improvements to our planning processes, distribution infrastructure and supply chain. We also need to ensure that our distribution infrastructure and supply chain keep pace with our anticipated growth. The cost of these enhanced processes could be significant and any failure to maintain, grow or improve them could adversely affect our operating results.

We may have insufficient funds to implement our expansion strategy.

Our expansion strategy will require additional capital for, among other purposes, opening new and relocated stores, renovating existing stores, entering new collaboration terms with distributors, wholesalers and other retailers, and entering new markets, including researching existing and new real estate and consumer markets, lease costs, inventory, property and equipment, integration of new stores and markets into company-wide systems and programs and other costs associated with new store, renovated and relocated store and market entry expenses and growth.  If cash generated internally is insufficient to fund capital requirements, or if funds are not available, we will require additional debt or equity financing.  Adequate financing may not be available or, if available, may not be available on terms satisfactory to us. If we fail to obtain sufficient additional capital in the future, we could be forced to curtail our expansion, renovation and relocation strategies by reducing or delaying capital expenditures relating to new stores, renovated and relocated stores and new market entry, selling assets or restructuring or refinancing our indebtedness. As a result, there can be no assurance that we will be able to fund our current plans for the opening of new stores, the expansion, renovation and relocation of existing stores or entry into new markets.

If we are unable to maintain the profitability of our existing operations and to generate profit for the new operations, we may not be able to adequately implement our growth strategy, which may adversely affect our overall operating results.

Our planned growth depends, in part, on our ability to maintain the profitability of our existing operations and to open new operations in Shenzhen and other locations in Guangdong Province.  There can be no assurance, however, that we will be able to reach favorable terms with distributors, wholesalers and other retailers, identify and obtain favorable store sites, arrange favorable leases for stores, obtain governmental and other third-party consents, permits and licenses needed to expand or operate stores, construct or refurbish stores, open stores in a timely manner, or hire, train and integrate qualified sales associates in those stores.  If we are unable to profitably manage new operations and maintain the profitability of our existing operations, we may not be able to adequately implement our growth strategy, which may adversely affect our overall operating results.

We may not have sufficient funds to operate our business and may not be able to obtain additional financing.

Assuming any disruption in current sales, we may require additional funds to continue our business.  We may not be able to obtain additional financing as needed, on acceptable terms, or at all, which would force us to delay our plans for growth and implementation of our strategy which could seriously harm our business, financial condition, and results of operations.  As we need additional funds, we may seek to obtain them primarily through stock or debt financings.  Those additional financings could result in dilution to our stockholders.

Failure to fund continued capital expenditures could adversely affect results.

If our revenues do not continue, we may have a limited ability to expend the capital necessary to maintain business operations at expected levels, resulting in insufficient revenues over time. If our cash flow from anticipated operations is not sufficient to satisfy our capital expenditure requirements, there can be no assurance that additional debt or equity financing or other sources of capital will be available to meet these requirements.

Costs of legal matters and regulation could exceed estimates.

We may become parties to a number of legal and administrative proceedings involving matters pending in various courts or agencies.  These include proceedings associated with facilities which may be owned, operated or used by us and include claims for personal injuries and property damages.  Our current business model may involve management of regulated materials and are subject to various environmental laws and regulations. It is not possible for us to estimate reliably the amount and timing of all future expenditures related to environmental and legal matters and other contingencies.

Any projections used in this registration statement may not be accurate.

Any and all projections and estimates contained in this registration statement or otherwise prepared by us are based on information and assumptions which management believes to be accurate; however, they are mere projections and no assurance can be given that actual performance will match or approximate the projections.

Our estimates may prove to be inaccurate and future net cash flows are uncertain.

Our estimates of both future sales and the timing of development expenditures are uncertain and may prove to be inaccurate.  We also make certain assumptions regarding net cash flows and operating and development costs that may prove incorrect when judged against our actual experience.  Any significant variance from these assumptions could greatly affect our estimates of future net cash flows and our ability to borrow under our credit facility.

A downturn in the economy may affect consumer purchases of discretionary items and could harm our operating results.

In general, our sales represent discretionary spending by our customers. Discretionary spending on our products is affected by many factors, including, among others:

▪	general business conditions;
▪	interest rates;

▪	inflation;
▪	consumer debt levels;

▪	the availability of consumer credit;
▪	the number of new and second home purchases;

▪	taxation;
▪	energy prices;

▪	unemployment trends;
▪	terrorist attacks and acts of war; and

▪	other matters that influence consumer confidence and spending.

Purchases of discretionary items, including the products we intend to sell, could decline during periods when disposable income is lower or during periods of actual or perceived unfavorable economic conditions. If this occurs, our operating results could suffer.

Existing and increased competition in the mobile phone value added service and application business may reduce our net revenues, profits and market share.

The mobile phone value added service and application business is highly competitive. Our retail segment competes against a wide variety of small, independent specialty stores as well as mobile phone equipment stores, national specialty chains and convenience store outlets.  In addition, some of our suppliers offer products directly to consumers.  Many of our competitors are considerably larger and have substantially greater financial, marketing and other resources than we have.  We cannot assure you that we will continue to be able to compete successfully against existing or future competitors.  Our expansion into markets served by our competitors and entry of new competitors or expansion of existing competitors into our markets could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to our Stock

Requirements associated with becoming an independent public company will require significant company resources and management attention.

Following the effectiveness of this Registration Statement, we will be an independent public company. We were not previously subject to the reporting requirements of the Securities Exchange Act of 1934, or the other rules and regulations of the SEC or any securities exchange relating to public companies. Following the effectiveness of this Registration Statement, we will need to work with legal, accounting and financial advisors to identify those areas in which changes would need to be made to our financial and management control systems in order to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make these changes in these and other areas, including our internal controls over financial reporting. The expenses associated with these and other measures we need to take in connection with becoming a public company may substantially affect our future revenues and profitability.

In addition, compliance with reporting and other requirements applicable to public companies such as Sarbanes Oxley will create additional costs for us, will require the time and attention of management and will require the hiring of additional personnel and outside consultants. We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the degree of impact on our management's attention to these matters will have on our business.

In addition, being a public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors' and officers' liability insurance, and, in the event we elect to obtain such insurance, we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

We require substantial capital requirements to finance our operations.

We have substantial anticipated capital requirements and we may require additional capital for future operations.  We plan to finance anticipated ongoing expenses and capital requirements with funds generated from the following sources:

▪	cash provided by operating activities;
▪	available cash and cash investments; and

▪	capital raised through debt and equity offerings.

The funds provided by these sources, if attainable, may not be sufficient to meet our anticipated cash requirements and the uncertainties and risks associated with future performance and revenues will ultimately determine our liquidity and our ability to meet anticipated capital requirements.  If declining prices cause our anticipated revenues to decrease, we may be limited in our ability to replace our inventory.  As a result, our production and revenues would decrease over time and may not be sufficient to satisfy our projected capital expenditures.  We may not be able to obtain additional financing in such a circumstance.

As a public company, our stock price could be extremely volatile and, as a result, you may not be able to resell your shares at or above the price you paid for them.

Following this registration statement, an active public market for our common stock may not develop or be sustained. Further, the market price of our common stock may decline below the price paid for investors shares.

Among the factors that could affect our stock price are:

▪	industry trends and the business success of our vendors;
▪	actual or anticipated fluctuations in our quarterly financial and operating results, including our comparable store sales;

▪	our failure to meet the expectations of the investment community and changes in investment community recommendations or estimates of our future operating results;
▪	strategic moves by our competitors, such as product announcements or acquisitions;

▪	regulatory developments;
▪	litigation;

▪	general market conditions;
▪	other domestic and international macroeconomic factors unrelated to our performance; and

▪	additions or departures of key personnel.

The stock market has from time to time experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These kinds of broad market fluctuations may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. If a securities class action suit is filed against us, we would incur substantial legal fees and our management's attention and resources would be diverted from operating our business in order to respond to the litigation.

We may need to raise additional money before we achieve profitability; if we fail to raise additional money, it could be difficult to continue our business.

In the event our revenues decrease, we may not have sufficient financial resources from revenues to meet our operating expenses and capital requirements.   We may seek additional funding through public or private financing or through collaborative arrangements with strategic partners.

You should be aware that in the future:

▪	we may not obtain additional financial resources when necessary or on terms favorable to us, if at all;
▪	any available additional financing may not be adequate; and

▪	we may be required to sell shares of our common stock at extremely discounted prices in order for us to obtain additional financing.

If we cannot raise additional funds when needed, or on acceptable terms, we may not be able to continue to operate.

Issuing preferred stock with rights senior to those of our common stock could adversely affect holders of common stock.

Our charter documents give our board of directors the authority to issue series of preferred stock without a vote or action by our stockholders and such shares have been issued.  The board also has the authority to determine the terms of preferred stock, including price, preferences and voting rights.  The rights granted to holders of preferred stock may adversely affect the rights of holders of our common stock.  For example, a series of preferred stock may be granted the right to receive a liquidation preference – a pre-set distribution in the event of a liquidation – that would reduce the amount available for distribution to holders of common stock.  In addition, the issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock.  As a result, common stockholders could be prevented from participating in transactions that would offer an optimal price for their shares.

We do not anticipate paying dividends on our capital stock in the foreseeable future.

We do not anticipate paying any dividends in the foreseeable future. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of the any future debt or credit facility may preclude us from paying any dividends. As such, our shareholders may not receive any profit on their investment other than from the eventual sale of their shares, if any.

Currency risks and fluctuations could negatively impact our company.

We anticipate that some of our future revenues may be received in currencies other than US Dollars.  Foreign currency can fluctuate against the US dollar in which the Company’s financial statements are prepared. There is no assurance that any currency exchange will be favorable and given that some or our major expenses are fixed in US dollars, our operating results could be negatively impacted by such currency fluctuations.

ITEM 2.                      FINANCIAL INFORMATION

The following discussion and analysis should be read in conjunction with our audited consolidated financial statements and related notes included in this report.  This report contains “forward-looking statements” and these statements contained in this report that are not historic in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “believes,” or “plans” or comparable terminology are forward-looking statements based on current expectations and assumptions. Various risks and uncertainties could cause actual results to differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ from expectations include, but are not limited to, those set forth under the section “Risk Factors” set forth in this report.

The forward-looking events discussed in this registration statement, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. All forward-looking statements in this document are based on information currently available to us as of the date of this report. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. In the event any circumstances underlying any forward-looking statements made herein change, we will make changes accordingly and disclose such changes in future financial statements and related notes.

Critical Accounting Policies

The Company’s policy is to use the accrual method of accounting to prepare and present financial statements, which conform to generally accepted accounting principles. The company has elected a December 31, year-end.

Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements.

Consolidation

The consolidated financial statements include all the accounts of the Company and its two wholly-owned subsidiaries. Inter-company transactions, such as sales, cost of sales, due to / due from balances, investment in subsidiaries, and subsidiaries’ capitalization have been eliminated.

Since the Company had no business activities and without any assets that could be recognized, the financial data included in the accompanying consolidated financial statements as of and for the years ended December 31, 2008 and 2007 are that of Shenzhen Rongxin and Guangzhou Yueshen. However, for the purpose of comparative analysis, these consolidated financial statements are retroactive restatements of proforma based on the assumption that the Company was presented from the beginning of the first period.

As of December 31, 2008, the detail identities of the consolidated subsidiaries are as follows:

Name of Entities	Date of Incorporation	Place of Incorporation	Attributable Equity Interest	Registered Capital
Sierra Vista Group	1/20/2008	BVI	100%	USD 10
Shenzhen Rongxin	11/21/1996	PRC	100%	RMB 10,000,000
Guangzhou Yueshen	4/19/2004	PRC	100%	HKD1,200,000

Use of Estimates

In the preparation of the financial statements in conformity with accounting principle generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amount of assets, liabilities, and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting years. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, and the estimation on useful lives of property, plant and equipment. Actual results could differ from those estimates.

Cash and Cash Equivalent

Cash and cash equivalent are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

Investment in Equity Securities

The cost method of accounting is used to account for the Company’s investment in equity securities for which the Company had less than 20% controlling equity interest. Controlling equity interest for the Company is typically a position of more than 50% beneficial ownership.

In the consolidated balance sheets, investments in equity securities are stated at their fair market value. Any unrealized gain or loss are reported on the consolidated statements of stockholders’ equity.

Accounts Receivable – Trade

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An allowance for doubtful accounts is made when recovery of the full amount is doubtful.

Inventories

Inventories are stated at the lower of cost or market value. Cost is computed using the first-in, first out method and includes all costs of purchase and other costs incurred in bringing the inventories to their present location and condition. Market value is determined by reference to the sales proceeds of items sold in the ordinary course of business or estimates based on prevailing market conditions. The inventories include bottles of mineral water, prepaid mineral water cards, rechargeable phone cards, prepaid subway tickets, and mobile phones.

Advances to Suppliers

Advances to suppliers represent the cash paid in advance for the purchase of goods. The advances to suppliers are interest free and unsecured.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Repairs and maintenance to these assets are charged to expense as incurred; major improvements enhancing the function and / or useful life are capitalized. When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gains or losses arising from such transactions are recognized.

Property, plant and equipment are depreciated using the straight-line method over their estimated useful life with a 10% salvage value. Their useful lives are as follows:

Fixed Asset Classification	Useful Lives
Office Equipment	3 Years
Furniture & Fixture	3 Years
Motor Vehicles	10 Years

Customers Deposits

Customers deposit represents the money the Company has received from customers in advance for the purchase of goods. The Company considers customer deposits as a liability until the title of goods have been transferred at which point the balance will be credited to sales revenue.

Statutory Reserve

Statutory reserve refer to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and, are to be used to expand production or operation. PRC laws prescribe that an enterprise operating at a profit, must appropriate, on an annual basis, from its earnings, an amount to the statutory reserve to be used for future company development. Such an appropriation is made until reserve reaches a maximum equalling 50% of the enterprise’s capital.

Comprehensive Income

In accordance with SFAS No. 130, “Reporting Comprehensive Income”, comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s current components of other comprehensive income are unrealized gain or loss in investment and the foreign currency translation adjustment.

Recognition of Revenue

Revenue from the sale of the products is recognized on the transfer of risk and ownership, which generally coincides with the time when the goods are delivered to customers and the titles have been passed.

Cost of Sales

The Company’s cost of sale is primarily comprised of cost of goods, inbound freight, purchasing and receiving cost, and inspection and warehouse cost.

Selling Expenses

Selling expense include outbound freight, salaries of the sale force, clients entertainment, commission, advertising, and office rental expense.

General & Administrative Expenses

General and administrative expenses comprised of executive compensation, general overhead such as the finance department and administrative staff, depreciation expenses, travel and lodging, meals and entertainment, utility, and research and development expenses.

Advertising Expenses

Cost related to advertising and promotion expenditures are expensed as incurred during the year. Advertising costs are charge to selling expenses.

Retirement Benefits

Full-time employees of the Company are entitled to staff welfare benefits including Medicare, welfare subsidies, unemployment insurance, and pension benefits through a PRC government-mandated multi-employer defined contribution plan. The Company is required to accrue for these benefits based on certain percentages of the employees’ salaries. Costs related to the retirement benefits are charged to the Company’s statements of operation as incurred.

Income Tax

The Company uses the accrual method of accounting to determine and report its taxable reduction of income taxes for the year in which are available. In accordance with SFAS No. 109 “Accounting for Income Taxes”, the Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not that such items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

In respect of the Company and its subsidiaries domiciled and operated in the British Virgin Islands and People’ Republic of China, the taxation of these entities are summarized below:

Entities	Counties of Domicile	Income Tax Rate
China Teletech Limited	USA	0.00% - 39.00%
Sierra Vista Group Limited	BVI	0.00%
Shenzhen Rongxin	PRC	25.00%
Guangzhou Yueshen	PRC	25.00%

Foreign Currency Translation

The Company’s two operating subsidiaries Shenzhen Rongxin and Guangzhou Yueshen maintain their financial statements in the functional currency, which is the Renminbi (RMB). Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the financial currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising form foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purpose, the financial statements of Shenzhen Rongxin and Guangzhou Yueshen, which are prepared using the functional currency, have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates, and stockholders’ equity is translated at historical exchange rates. Translation adjustments are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

Exchange Rates	2008	2007
Year end RMB: US$ exchange rate	6.8542	7.3141
Average yearly RMB: US$ exchange rate	6.9623	7.6172
Year end HKD: US$ exchange rate	7.7507	7.8049
Average yearly HKD: US$ exchange rate	7.7874	7.8026

Recent Accounting Pronouncements

In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair values. SFAS 159 is effective for fiscal year after November 15, 2007.

In December 2007, the Financial Accounting Standards Board issue FASB Statement No. 141 (Revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R provides additional guidance on improving the relevance, representational faithfulness, and comparability of the financial information that a reporting entity provides in its financial reports about a business combination and its effects. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

In December 2007, the Financial Accounting Standards Board issued FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This Statement is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 applies to all derivative instruments and related hedged items accounted for under SFAS No. 133,  “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). SFAS 161 requires entities to provide greater transparency about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, results of operations and cash flows. SFAS 161 is effective for financial statement issued for fiscal years and interim periods beginning after November 15, 2008.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS162”). SFAS162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). Statement 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.”

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal year beginning after November 15, 2008 on a retroactive basis.

In September 2008, the FASB issued FSP No. 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees”, an amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161. This FSP is intended to improve disclosures about credit derivatives by requiring more information about the potential adverse effects of changes in credit risk on the financial position, financial performance, and cash flows of the sellers of credit derivatives. The provisions of the FSP that amend Statement 133 and FIN 45 are effective for reporting periods (annual and interim) ending after November 15, 2008.

Management of the Company does not anticipate that the adoption of these seven standards will have a material impact on these consolidation financial statements.

Results of Operations

For the twelve months ended December 31, 2008, the Company had revenue of $20,272,787 and gross profit of $901,000.  The operating expense was $192,460 and a net income of $521,694.  The gross profit ratio was 4.44% and net profit ratio was 2.57%.  This indicated the gross profit margin was very lean with the cost of sales at 95.56% of sales.  The operating expense was relatively small indicating a well-managed team, enabling the Company to make a profit for the year.

2008 was the first full year of operation so comparative figures from previous periods were unavailable.

For the six months ended June 30, 2009, the Company had revenue of $4,692,351 and gross profit of $193,220.  The operating expense was $141,241 and a net income of $39,379.  The gross profit ratio was 4.12% and net profit ratio was 0.84%.  These figures are expected to improve for the second half of the year.

The Company expects to increase sales over the next 18 months due primarily to the planned new mobile phone related service operations in Shenzhen.

Liquidity and Capital Resources

At June 30, 2009, we had cash of $432,508.

Future Goals

In the next 12 months, our goal is to expand the mobile phone related service operation in Shenzhen.  In the event that expansion is successful, we plan on adding additional mobile phone application and software and market them in both Guangzhou and Shenzhen.

Following becoming a reporting company which we hope to achieve within the next 60 days, we plan on making a private placement of our securities to raise the funds for our initial expansion plans.  The private placement should close within the next six (6) months and we have contacted a securities firm to assist us with the private placement.  Assuming the private placement is successful, we plan on expanding in Shenzhen during the first half of 2010 and starting the mobile phone application and software development thereafter.  The development of mobile phone application is dependant upon sufficient financing and the identification of suitable mobile phone application suppliers and distributors.

Off-balance Sheet Arrangements

We maintain no significant off-balance sheet arrangements

ITEM 3.   PROPERTIES

At present, we do not own any property.  Following the Closing Transaction, both offices in Shenzhen and Guangzhou will be located in leased facilities.  We have local access to all commercial freight systems.  The office facility in Shenzhen contains both the administrative/sales offices and retail floor sections.  The monthly lease is $2,610 per month.  The office facility in Guangzhou contains both the administrative/sales offices and retail floor sections.  The monthly lease is $2,180 per month.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the issued and outstanding shares of our common stock as of the date of this registration statement by the following persons:

1.	Each person who is known to be the beneficial owner five percent (5%) or more of our issued and outstanding shares of common stock;
2.	Each of our Directors and executive Officers; and
3.	All of our Directors and Officers as a group

Name And Address	Number Of Shares Beneficially Owned	Percentage Owned

Wavelit, Inc. (1)	1	100%
Henry Ligouri (1)(2)	0	0%

Total	1	100%

(1)	The address is 7216 West Enterprise Drive, Las Vegas, Nevada, 89417.
(2)	Mr. Ligouri is Wavelit, Inc.’s Secretary and sole director. Mr. Ligouri is the sole officer and director of the Company.

The following table sets forth certain information regarding the proposed beneficial ownership of the 240,919,945 issued and outstanding shares of our common stock following the Closing Transaction by the following persons:

1.	Each person who is known to be the beneficial owner five percent (5%) or more of our issued and outstanding shares of common stock;
2.	Each of our Directors and executive Officers; and
3.	All of our Directors and Officers as a group

Name And Address	Number Of Shares Beneficially Owned	Percentage Owned

Dong Liu(1)	85,000,000	35.28%
Yuan Zhao(2)	85,000,000	35.28%

Total	170,000,000	70.56%

(1)           The address is Room A, 20/F, International Trade Residential and Commercial Building, Nanhu Road, Shenzhen China 518002.
(2)           The address is Room 904, Block C, ShengYueJu, FengYuan Road, Guangzhou China, 510130.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  The number of shares and the percentage beneficially owned by each individual listed above include shares that are subject to options held by that individual that are immediately exercisable or exercisable within 60 days from the date of this registration statement and the number of shares and the percentage beneficially owned by all officers and directors as a group includes shares subject to options held by all officers and directors as a group that are immediately exercisable or exercisable within 60 days from the date of this registration statement

ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of the date of this registration statement, the name, age and position of our sole director, executive officers and other significant employees:

Officers and Directors

NAME	AGE	SINCE	POSITION

Henry Liguori	68	2007	President, Chief Executive Officer, Chief Financial Officer, Secretary and sole Director.

The following table sets forth, as of the date of the Closing Transaction, the name, age and position of our sole director, executive officers and other significant employees:

Officers and Directors

NAME	AGE	SINCE	POSITION

Dong Liu	38	2009	President and Director
Yuan Zhao	28	2009	Chief Financial Officer, Secretary and Director

The backgrounds of our directors, executive officers and significant employees are as follows:

Dong Liu, President and Director.

Mr. Liu is the President and Director of the Company since 2008.  He is also the Chairman of a Shenzhen investment company that invests in communications equipment, computer and network technology development.  He had previously worked for China’s state-owned enterprises in Hainan Province and Shenzhen for 11 years and participated in the government’s involvement in business development with several industries.

Yuan Zhao, Chief Financial Officer, Secretary and Director.

Mr. Zhao is the Chief Financial Officer, Secretary and Director of the Company since 2008.  He was a business consultant for a Singapore investment company, Huantong Singapore Co. Ltd.  He was also involved with the development of financial software for a company  (Shanghai Classic Group Limited). Previously he had 4 years’ experience in the hotel management industry in Canada.

Neither Mr. Liguori, Liu or Zhao have not been involved in any of the following legal proceeding within the past 5 years that would materially affect their integrity or his ability to act on behalf of our company:

1.	any bankruptcy petition filed by or against any business of which the above was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses) ;

3.
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.
being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

ITEM 6.   EXECUTIVE COMPENSATION

The following table summarizes all of the annual compensation paid to all of the company’s named executive officers for the two years ended December 31, 2008 and 2007:

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards (Shares)	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total ($)

Henry Liguori(1)	2008	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
President and Director
	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)	Mr. Liguori does not have an employment agreement, and does not maintain an annual base salary.

Employment Agreements

Following the Closing Transaction, we plan to enter into an employment agreement with Mr. Liu as President and Director at a compensation rate of $2,841 per month.

Following the Closing Transaction, we plan to enter into an employment agreement with Mr. Zhao as Chief Financial Officer, Secretary and Director at a compensation rate of $2,600 per month.

Option Exercise In Last Fiscal Year And Fiscal Year End Option Values

Our executive officers were not issued any options which could have been exercised during the fiscal years ended December 31, 2007 or 2008.

Directors' Compensation

We currently do not compensate our director.  In the future, we may compensate our current director or any additional directors for reasonable out-of-pocket expenses in attending board of directors meetings and for promoting our business.  From time to time we may request certain members of the board of directors to perform services on our behalf.  In such cases, we will compensate the directors for their services at rates no more favorable than could be obtained from unaffiliated parties.

Compensation Committee

We have not formed an independent compensation committee.

ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

ITEM 8.   LEGAL PROCEEDINGS

None.

ITEM 9.   MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

There is no public market for our common stock, and no assurance can be given that a market will develop or that any stockholder will be able to liquidate his investment without considerable delay, if at all. If a market should develop, the price may be highly volatile. In addition, an active public market for our common stock may not develop or be sustained. For additional information, see “Risk Factors” above.

Holders

As of the date of this report, we have one (1) registered shareholder owning a total of one (1) of our common stock. Following the Closing Transaction, we will have approximately 127 registered shareholders (not including other beneficial owners with shares on deposit with brokerage houses) owning a total of approximately 240,919,948 shares of our common stock.

Dividends

None.

Securities Authorized For Issuance Under Equity Compensation Plans

None.

ITEM 10.   RECENT SALES OF UNREGISTERED SECURITIES

Following the Closing Transaction, we will issue a total of 70,919,945 common shares of common stock to existing shareholders of Wavelit, Inc. as part of the Spin Off.

Following the Closing Transaction, we will issue a total of 85,000,000 common shares of common stock to Dong Liu as part of the Exchange Agreement.

Following the Closing Transaction, we will issue a total of 85,000,000 common shares of common stock to Yuan Zhao as part of the Exchange Agreement.

All of the issuances of securities described above were deemed to be exempt from registration in reliance on Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.  We made the determination that each investor had enough knowledge and experience in finance and business matters to evaluate the risks and merits of the investment.  There was no general solicitation or general advertising used to market the securities.  We provided each investor with disclosure of all aspects of our business, including providing the investor with press releases, access to our auditors, and other financial, business, and corporate information. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

ITEM 11.   DESCRIPTION OF REGISTRANT’S SECURITIES

The following description of our capital stock is a summary of the material terms of our capital stock following the Closing Transaction. This summary is subject to and qualified in its entirety by our Articles of Incorporation and Bylaws, and by the applicable provisions of British Columbia law.

Our authorized capital stock consists of  260,000,000 shares of stock consisting of 250,000,000 shares of common stock, no par value per share (the “Common Stock”) of which, following the Closing Transaction,  240,919,945 will be are issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”) of which zero (0) shares are issued and outstanding.  Stockholders do not have any preemptive or subscription rights to purchase shares in any future issuance of our common stock. There are no options, warrants or other instruments convertible into shares outstanding.

Common Stock

The Board of Directors is authorized to issue 250,000,000 shares of common stock, no par value per share, of which, following the Closing Transaction, 240,919,945 will have been issued and outstanding. Each share of our common stock is entitled to share pro rata in dividends and distributions with respect to our common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has any preemptive right to subscribe for any of our securities. Upon dissolution, liquidation or winding up of the Company, the assets will be divided pro rata on a share-for-share basis among holders of the shares of common stock after any required distribution to the holders of preferred stock, if any. All shares of common stock outstanding are fully paid and non-assessable.

Preferred Stock

The Board of Directors is authorized to issue, 10,000,000 shares of preferred stock, no par value per share, of which zero (0) shares have been issued and are currently outstanding.

Dividend Policy

Subject to any preferential rights of any series of preferred stock, holders of shares of common stock will be entitled to receive dividends on the stock out of assets legally available for distribution when, as and if authorized and declared by our Board of Directors. We currently intend to retain all available funds for use in our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to dividend policy will be made by the discretion of our Board of Directors and will depend on a number of factors, including the future earnings, capital requirements, financial condition and future prospects and such other factors as our Board of Directors may deem relevant. Payment of dividends on the common stock may be restricted by loan agreements, indentures and other transactions entered into by us from time to time. We do not anticipate the payment of cash dividends on our common stock in the foreseeable future.

Voting Rights

Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any series of preferred stock, the holders of the shares possess all voting power.   The holders of shares of our common stock do not have cumulative voting rights in connection with the election of the board of directors, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Liquidation Rights

Subject to any preferential rights of any series of preferred stock, holders of shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up.

Absence of Other Rights

Holders of common stock have no preferential, preemptive, conversion or exchange rights.

ITEM 12.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

There is no provision in the Articles of Incorporation, nor the By-Laws of the Corporation, nor any Resolution of the Board of Directors, providing for indemnification of Officers or Directors. The Registrant is aware of certain provision of British Columbia Law which creates or imposes any provision for indemnity of Officers or Directors.

British Columbia Statutes

Division 5 of the British Columbia Business Corporations Act provides for the indemnification of our officers, directors, employees and agents under certain circumstances as follows:

Division 5 — Indemnification of Directors and Officers and Payment of Expenses

Definitions

159  In this Division:

"associated corporation" means a corporation or entity referred to in paragraph (b) or (c) of the definition of "eligible party";

"eligible party", in relation to a company, means an individual who

(a) is or was a director or officer of the company,

(b) is or was a director or officer of another corporation

(i)  at a time when the corporation is or was an affiliate of the company, or

(ii)  at the request of the company, or

(c) at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, except in the definition of "eligible proceeding" and except in sections 163 (1) (c) and (d) and 165, the heirs and personal or other legal representatives of that individual;

"eligible penalty" means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

"eligible proceeding" means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation

(a) is or may be joined as a party, or

(b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

"expenses" includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding;

"proceeding" includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Indemnification and payment permitted

160  Subject to section 163, a company may do one or both of the following:

(a) indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable;

(b) after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

Mandatory payment of expenses

161  Subject to section 163, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party

(a) has not been reimbursed for those expenses, and

(b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Authority to advance expenses

162  (1) Subject to section 163 and subsection (2) of this section, a company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

(2) A company must not make the payments referred to in subsection (1) unless the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by section 163, the eligible party will repay the amounts advanced.

Indemnification prohibited

163  (1) A company must not indemnify an eligible party under section 160 (a) or pay the expenses of an eligible party under section 160 (b), 161 or 162 if any of the following circumstances apply:

(a) if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b) if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;

(d) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

(2) If an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not do either of the following:

(a) indemnify the eligible party under section 160 (a) in respect of the proceeding;

(b) pay the expenses of the eligible party under section 160 (b), 161 or 162 in respect of the proceeding.

Court ordered indemnification

164  Despite any other provision of this Division and whether or not payment of expenses or indemnification has been sought, authorized or declined under this Division, on the application of a company or an eligible party, the court may do one or more of the following:

(a) order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b) order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c) order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

(d) order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section;

(e) make any other order the court considers appropriate.

Insurance

165  A company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

Charter Provisions

Our Charter does not contain any indemnity provisions.

Bylaws

Our Bylaws provide for the indemnification of our officers and directors to the fullest extent provided by law.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

China Teletech Limited

Consolidated Financial Statements

June 30, 2009 and December 31, 2008

(Stated in US Dollars)

China Teletech Limited

To:           The Board of Directors and Stockholders
China Teletech Limited

REPORT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We have reviewed the accompanying interim consolidated balance sheets of China Teletech Limited (the “Company”) as of June 30, 2009 and December 31, 2008, and the related statements of income, stockholders’ equity, and cash flows for the three and six-month periods ended June 30, 2009 and 2008. These interim consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim consolidated financial statements for them to be in conformity with U.S. generally accepted accounting principles.

/s/ Samuel H. Wong

Samuel H. Wong & Co., LLP
Certified Public Accountants
South San Francisco, California
September 5, 2009

China Teletech Limited
Consolidated Balance Sheets
As of June 30, 2009 and December 31, 2008
(Stated in US Dollars)

ASSETS	Notes	06/30/2009	12/31/2008
Current Assets
Cash and Cash Equivalent	2D	$ 432,508	$ 709,791
Short Term Investment	2E	2,054	2,054
Accounts Receivable	2F,3	6,428	21,009
Other Receivable		272,475	-
Inventory	2G	164,594	138,151
Advance to Suppliers	2H	12,959	-
Total Current Assets		891,018	871,004

Non-Current Assets
Property, Plant & Equipment, net	2I,4	14,379	33,266
Deposit		258	-

TOTAL ASSETS		$ 905,655	$ 904,270

LIABILITIES
Current Liabilities
Accounts Payable		$ 2,096	$ 2,234
Taxes Payable		203,708	189,811
Other Payable		53,108	50,949
Customer Deposits	2J	16,801	71,511
Total Current Liabilities		275,713	314,505

TOTAL LIABILITIES		$ 275,713	$ 314,505

STOCKHOLDERS' EQUITY
Preferred Stock ($0.001 par value, 10,000,000 shares authorized, 0 issued and outstanding at December 31, 2008 and 2007, respectively)		$ -	$ -
Common Stock ($0.000 par value, 250,000,000 shares authorized, 240,919,945 issued and outstanding at December 31, 2008 and 2007)		-	-
Additional Paid in Capital		1,410,256	1,410,256
Statutory Reserve	2K,5		-
Retained Earnings		(890,391)	(929,770)
Accumulated Other Comprehensive Income	2L	110,077	109,279

TOTAL STOCKHOLDERS' EQUITY		629,942	589,765

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY		$ 905,655	$ 904,270

See Notes to Financial Statements and Accountant’s Report

China Teletech Limited
Consolidated Statements of Operations
For the three and six months ended June 30, 2009 and 2008
(Stated in US Dollars)

		3 Months	6 Months	3 Months	6 Months
		Ended	Ended	Ended	Ended
	Notes	06/30/2009	06/30/2009	06/30/2008	06/30/2008
Revenues
Sales	2M	$ 2,581,290	$ 4,692,351	$ 5,847,023	$ 11,901,957
Cost of Sales	2N	2,455,811	4,499,131	5,543,779	11,337,282
Gross Profit		125,479	193,220	303,244	564,675

Operating Expenses
Selling Expenses	2O	9,575	18,284	7,745	15,270
General & Administrative Expenses	2P	84,472	122,957	27,385	51,996
Total Operating Expense		94,047	141,241	35,130	67,266

Operating Income/(Loss)		31,432	51,979	268,114	497,409

Other Income (Expenses)
Other Income		1,213	1,213	-	-
Other Expenses		(117)	(117)	-	-
Interest Income		66	66	49	84
Interest Expense		(129)	(142)	(6)	(44)
Total Other Income/(Expense)		1,033	1,019	43	40

Earnings before Tax		32,465	52,998	268,157	497,449

Income Tax	2S	9,177	13,619	67,039	124,362

Net Income		$ 23,288	$ 39,379	$ 201,118	$ 373,086

Earnings per share
- Basic	$ 0.00	$ 0.00	$ 0.00	$ 0.00
- Diluted	$ 0.00	$ 0.00	$ 0.00	$ 0.00

Weighted average shares outstanding
- Basic	240,919,945	240,919,945	240,919,945	240,919,945
- Diluted	240,919,945	240,919,945	240,919,945	240,919,945

See Notes to Financial Statements and Accountant’s Report

China Teletech Limited
Consolidated Statements of Changes in Stockholders’ Equity
As of June 30, 2009 and December 31, 2008
(Stated in US Dollars)

								Accumulated
	Number		Number		Additional			Other
	of	Preferred	of	Common	Paid in	Statutory	Retained	Comprehensive
	Shares	Stock	Shares	Stock	Capital	Reserve	Earnings	Income	Total
Balance at January 1, 2008	-	$ -	240,919,945	$ -	$ 1,410,256	$ -	$ (1,378,516)	$ 103,713	$ 135,453
Net Income			-	-	-	-	521,694	-	521,694
Distribution of Dividends			-	-	-	-	(72,948)	-	(72,948)
Unrealized Gain/(Loss) in Investment			-	-	-	-	-	(9,004)	(9,004)
Foreign Currency Translation Adjustment			-	-	-	-	-	14,571	14,571
Balance at December 31, 2008	-	$ -	240,919,945	$ -	$ 1,410,256	$ -	$ (929,770)	$ 109,279	$ 589,765

Balance at January 1, 2009	-	$ -	240,919,945	$ -	$ 1,410,256	$ -	$ (929,770)	$ 109,279	$ 589,765
Net Income			-	-	-	-	39,379	-	39,379
Foreign Currency Translation Adjustment			-	-	-	-	-	798	798
Balance at June 30, 2009	-	$ -	240,919,945	$ -	$ 1,410,256	$ -	$ (890,391)	$ 110,077	$ 629,942

	Comprehensive Income
	12/31/2008	06/30/2009	Accumulated Total
Net Income	$ 521,694	$ 39,379	$ 561,073
Unrealized Gain/(Loss) in Investment	(9,004)	-	(9,004)
Foreign Currency Translation Adjustment	14,571	798	15,369
	$ 527,260	$ 40,177	$ 567,438

See Notes to Financial Statements and Accountant’s Report

China Teletech Limited
Consolidated Statements of Cash Flows
For the three and six months ended June 30, 2009 and 2008
(Stated in US Dollars)

	3 Months	6 Months	3 Months	6 Months
	Ended	Ended	Ended	Ended
	06/30/2009	06/30/2009	06/30/2008	06/30/2008
Cash Flows from Operating Activities
Cash Received from Customers	$ 2,638,517	$ 4,379,747	$ 5,948,665	$ 11,912,521
Cash Paid to Suppliers & Employees	(2,542,630)	(4,677,716)	(6,031,861)	(11,063,479)
Interest Received	66	66	49	84
Interest Paid	(129)	(142)	(6)	(44)
Taxes Paid	(4)	(3)	(67,039)	(124,362)
Miscellaneous Receipts	1,213	1,213	-	-

Cash Sourced/(Used) in Operating Activities	97,033	(296,836)	(150,192)	724,720

Cash Flows from Investing Activities
Purchase of Short Term Investment	-	-	-	-
Purchases of Property, Plant, and Equipment	87		(1,483)	(4,187)
Proceeds of Disposal Assets	19,014	19,014		-
Payments for Deposits	(258)	(258)		-

Cash Used/(Sourced) in Investing Activities	18,843	18,756	(1,483)	(4,187)

Cash Flows from Financing Activities
Proceeds from Issuance of Common Stock	-	-	-	-
Distribution of Dividends	-	-	-	-

Cash Sourced/(Used) in Financing Activities	-	-	-	-

Net Increase/(Decrease) in Cash & Cash Equivalents for the Year	115,876	(278,080)	(151,675)	720,533

Effect of Other Comprehensive Income	56	797	9,093	16,404

Cash & Cash Equivalents at Beginning of Year	316,576	709,791	1,007,462	127,943

Cash & Cash Equivalents at End of Year	$ 432,508	$ 432,508	$ 864,880	$ 864,880

See Notes to Financial Statements and Accountant’s Report

China Teletech Limited
Reconciliation of Net Income to Cash Sourced/(Used) in Operations
For the three and six months ended June 30, 2009 and 2008
(Stated in US Dollars)

	3 Months	6 Months	3 Months	6 Months
	Ended	Ended	Ended	Ended
	06/30/2009	06/30/2009	06/30/2008	06/30/2008

Net Income	$ 23,288	$ 39,379	$ 201,118	$ 373,086

Adjustments to Reconcile Net Income to
Net Cash Provided by Cash Activities:

Depreciation	(3,082)	(127)	3,428	7,116
Decrease/(Increase) in Accounts Receivable	(1)	14,581	(3,880)	(12,282)
Decrease/(Increase) in Other Receivable	107,331	(272,475)	95,040	(4,267)
Decrease/(Increase) in Inventory	31,019	(26,443)	(321,897)	(383,413)
Decrease/(Increase) in Advance to Suppliers	(2)	(12,959)	-	16,460
Increase/(Decrease) in Accounts Payable	(141)	(138)	120,630	203,292
Increase/(Decrease) in Taxes Payable	9,220	13,897	69,415	128,003
Increase/(Decrease) in Other Payable	(20,497)	2,159	(324,528)	369,612
Increase/(Decrease) in Customer Deposits	(50,102)	(54,710)	10,482	27,113

Total of all adjustments	73,745	(336,215)	(351,310)	351,633

	$ 97,033	$ (296,836)	(150,192)	$ 724,720

See Notes to Financial Statements and Accountant’s Report

China Teletech Limited
Notes to Consolidated Financial Statements
As of and for the three and six months ended June 30, 2009 and 2008

1.	The Company and Principle Business Activities

China Teletech Limited, formerly known as Stream Horizon Studios, Inc. (the “Company”), was incorporated under the laws of the Province of British Columbia, Canada on October 1, 2001 under the name Infotec Business Strategies, Inc.  The Company was formerly a subsidiary of Wavelit, Inc., a Nevada corporation.  The Company was spun off from its parent to the shareholders of Wavelit, Inc where the shareholders of Wavelit, inc. received an aggregate of 70,919,945 common shares.  Concurrently, the Company will apply to independently list its common shares on the Over the Counter Bulletin Board Market in the United States of America.

On or about May 5, 2009 the Company entered into reverse merger transaction via a share exchange agreement with Sierra Vista Group Limited (“Sierra Vista”), a company incorporated in the British Virgin Islands.  Under the terms of the share exchange agreement, the Company issued an aggregate of 170,000,000 shares of common stock to the shareholders of Sierra Vista Group Limited for 100% of the outstanding stock of Sierra Vista.  Sierra Vista wholly owns: (a) Shenzhen Rongxin Investment Co., Ltd. (“Shenzhen Rongxin”) and (b) Guangzhou Yueshen Taiyang Network and Technology Co., Ltd. (“Guangzhou Yueshen”), who are both domiciled in the People’s Republic of China.

The Company has accounted for the shares exchange transaction as a recapitalization of China Teletech Limited where the Company (the legal acquirer) is considered the accounting acquiree and Sierra Vista (the legal acquiree) is considered the accounting acquirer.  Accordingly, the financial data included in the accompanying consolidated financial statements is that of the accounting acquirer Sierra Vista Group Limited.  The historical stockholders’ equity of the accounting acquirer prior to the share exchange has been retroactively restated as if the share exchange transaction occurred as of the beginning of the first period presented.  Any assets or liabilities of the Company prior to the share exchange transaction were immaterial.  The Company is deemed to be a continuation of the business of Sierra Vista.

Business

The Company conducts its primary business operations through its indirectly wholly owned operating subsidiaries: (a) Shenzhen Rongxin and (b) Guangzhou Yueshen.

Shenzhen Rongxin’s primary business is the wholesale and distribution of mineral water.  Shenzhen Rongxin is the exclusive supplier of Tibet Glacial 5100 spring water to the Guangdong Province of PRC, which currently has a population of approximately 110 million people.

Guangzhou Yueshen is principally engaged in the trading and distribution of rechargeable phone cards, prepaid subway tickets, cellular phones, and cellular phone accessories in Guangzhou City in the PRC.  Guangzhou Yueshen sells to wholesalers, retailers, and end users.

2.	Summary of Significant Accounting Policies

(A)	Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements.

(B)	Consolidation

The consolidated financial statements include all the accounts of the Company and its two wholly-owned subsidiaries. Inter-company transactions, such as sales, cost of sales, due to/due from balances, investment in subsidiaries, and subsidiaries’ capitalization have been eliminated.

As of June 30, 2009 and December 31, 2008, the detailed identities of the consolidated operating subsidiaries are as follows:-

Name of Entities	Date of Incorporation	Place of Incorporation	Attributable Equity Interest	Registered Capital
Sierra Vista Group	1/20/2008	BVI	100%	USD 10
Shenzhen Rongxin	11/21/1996	PRC	100%	RMB 10,000,000
Guangzhou Yueshen	4/19/2004	PRC	100%	HKD 1,200,000

(C)	Use of Estimates

In the preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting years.  These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, and the estimation on useful lives of property, plant and equipment.  Actual results could differ from those estimates.

(D)	Cash and Cash Equivalent

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

(E)	Investment in Equity Securities

The cost method of accounting is used to account for the Company’s investment in equity securities for which the Company had less than 20% controlling equity interest. Controlling equity interest for the Company is typically a position of more than 50% beneficial ownership.

In the consolidated balance sheets, investments in equity securities are stated at their fair market value. Any unrealized gain or loss are reported on the consolidated statements of stockholders’ equity.

(F)	Accounts Receivable – Trade

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An allowance for doubtful accounts is made when recovery of the full amount is doubtful.

(G)	Inventories

Inventories are stated at the lower of cost or market value. Cost is computed using the first-in, first-out method and includes all costs of purchase and other costs incurred in bringing the inventories to their present location and condition. Market value is determined by reference to the sales proceeds of items sold in the ordinary course of business or estimates based on prevailing market conditions. The inventories include bottles of mineral water, prepaid mineral water cards, rechargeable phone cards, prepaid subway tickets, and mobile phones.

(H)	Advances to Suppliers

Advances to suppliers represent the cash paid in advance for the purchase of goods. The advances to suppliers are interest free and unsecured.

(I)	Property, Plant, and Equipment

Property, plant, and equipment are stated at cost.  Repairs and maintenance to these assets are charged to expense as incurred; major improvements enhancing the function and/or useful life are capitalized.  When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gains or losses arising from such transactions are recognized.

Property, plant, and equipment are depreciated using the straight-line method over their estimated useful life with a 10% salvage value.  Their useful lives are as follows:

Fixed Assets Classification	Useful Lives
Office Equipment	3 Years
Furniture & Fixture	3 Years
Motor Vehicles	10 Years

(J)	Customer Deposits

Customer Deposit represents the money the Company has received from customers in advance for the purchase of goods. The Company considers customer deposits as a liability until the title of goods have been transferred at which point the balance will be credited to sales revenue.

(K)	Statutory Reserve

Statutory reserve refer to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and, are to be used to expand production or operation. PRC laws prescribe that an enterprise operating at a profit, must appropriate, on an annual basis, from its earnings, an amount to the statutory reserve to be used for future company development. Such an appropriation is made until the reserve reaches a maximum equalling 50% of the enterprise’s capital.

(L)	Comprehensive Income

In accordance with SFAS No. 130, “Reporting Comprehensive Income”, comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements.  The Company’s current components of other comprehensive income are unrealized gain or loss in investment and the foreign currency translation adjustment.

(M)	Recognition of Revenue

Revenue from the sale of the products is recognized on the transfer of risk and ownership, which generally coincides with the time when the goods are delivered to customers and the titles have been passed.

(N)	Cost of Sales

The Company’s cost of sales is primarily comprised of cost of goods, inbound freight, purchasing and receiving costs, and inspection and warehouse cost.

(O)	Selling Expenses

Selling expenses include outbound freight, salaries of the sales force, client entertainment, commissions, advertising, and office rental expenses.

(P)	General & Administrative Expenses

General and administrative expenses comprised of executive compensation, general overhead such as the finance department and administrative staff, depreciation expenses, travel and lodging, meals and entertainment, utility, and research and development expenses.

(Q)	Advertising Expense

Costs related to advertising and promotion expenditures are expensed as incurred during the year.  Advertising costs are charged to selling expense

(R)	Retirement Benefits

Full-time employees of the Company are entitled to staff welfare benefits including Medicare, welfare subsidies, unemployment insurance, and pension benefits through a PRC government-mandated multi-employer defined contribution plan. The Company is required to accrue for these benefits based on certain percentages of the employees’ salaries. Costs related to the retirement benefits are charged to the Company’s statements of operations as incurred.

(S)	Income Tax

The Company uses the accrual method of accounting to determine and report its taxable reduction of income taxes for the year in which they are available. In accordance with SFAS No. 109 “Accounting for Income Taxes”, the Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years.  Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not that such items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

In respect of the Company and its subsidiaries domiciled and operated in the British Virgin Islands and People’s Republic of China, the taxation of these entities are summarized below:

Entities	Countries of Domicile	Income Tax Rate
China Teletech Limited	USA	0.00% - 39.00%
Sierra Vista Group Limited	BVI	0.00%
Shenzhen Rongxin	PRC	25.00%
Guangzhou Yueshen	PRC	25.00%

(T)	Foreign Currency Translation

The Company’s two operating subsidiaries Shenzhen Rongxin and Guangzhou Yueshen maintain their financial statements in the functional currency, which is the Renminbi (RMB). Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of Shenzhen Rongxin and Guangzhou Yueshen, which are prepared using the functional currency, have been translated into United States dollars.  Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates, and stockholders’ equity is translated at historical exchange rates. Translation adjustments are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

Exchange Rates	06/30/09	03/31/09	12/31/08	06/30/08
Year end RMB : USD	6.8448	6.8456	6.8542	6.8718
Average yearly RMB : USD	6.8432	6.8466	6.9623	7.0726

Year end HKD : USD	7.7504		7.7507
Average yearly HKD : USD	7.7530		7.7874

(U)	Recent Accounting Pronouncements

In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115 (" SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair values.  SFAS 159 is effective for fiscal years after November 15, 2007.

In December 2007, the Financial Accounting Standards Board issued FASB Statement No. 141 (Revised 2007), Business Combinations (“SFAS 141R”).  SFAS 141R provides additional guidance on improving the relevance, representational faithfulness, and comparability of the financial information that a reporting entity provides in its financial reports about a business combination and its effects.  This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

In December 2007, the Financial Accounting Standards Board issued FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS 160”).  SFAS 160 amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  This Statement is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133" ("SFAS 161"). SFAS 161 applies to all derivative instruments and related hedged items accounted for under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133").  SFAS 161 requires entities to provide greater transparency about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, results of operations and cash flows.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy).  Statement 162 will become effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles."

In May 2008, the FASB issued FSP Accounting Principles Board ("APB") 14-1 "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("FSP APB 14-1").  FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer's non-convertible debt borrowing rate.  FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis.

In September 2008, FASB issued FSP No. 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees”, an amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161. This FSP is intended to improve disclosures about credit derivatives by requiring more information about the potential adverse effects of changes in credit risk on the financial position, financial performance, and cash flows of the sellers of credit derivatives.  The provisions of the FSP that amend Statement 133 and FIN 45 are effective for reporting periods (annual or interim) ending after November 15, 2008.

Management of the Company does not anticipate that the adoption of these seven standards will have a material impact on these consolidated financial statements.

3.           Accounts Receivable

Accounts receivable at June 30, consisted of the following:-

	06/30/2009	12/31/2008

Accounts Receivable - Trade	$ 6,428	$ 21,009
Less: Allowance for Doubtful Accounts	-	-
Net Accounts Receivable	$ 6,428	$ 21,009

4.	Property, Plant, and Equipment

		Accumulated
06/30/2009	Cost	Depreciation	Net
Office Equipment	6,807	(6,807)	-
Furniture & Fixture	31,681	(21,744)	9,937
Motor Vehicles	11,907	(6,755)	5,152
	$ 50,395	$ (36,016)	$ 14,379

		Accumulated
12/31/2008	Cost	Depreciation	Net
Office Equipment	$ 4,084	$ (3,874)	$ 209
Furniture & Fixture	34,351	(20,927)	13,425
Motor Vehicles	30,974	(11,342)	19,632
	$ 69,409	$ (36,143)	$ 33,266

5.	Statutory Reserve Commitment

In compliance with PRC laws, the Company is required to appropriate a portion of its net income to its statutory reserve up to a maximum of 50% of an enterprise’s registered capital in the PRC.  The Company had future unfunded commitments, as provided below.

	06/30/2009	12/31/2008

PRC Subsidiaries Registered Capital
Shenzhen Rongxin	$ 1,206,753	$ 1,206,753
Guangzhou Yueshen	153,502	153,502

Statutory Reserve Ceiling based on 50% of PRC Registered Capital	680,128	680,128

Less: Retained Earnings appropriated to Statutory Reserve	-	-

Reserve Commitment Outstanding	$ 680,128	$ 680,128

6.	Operating Segments

The Company individually tracks the performance of its operating subsidiaries Shenzhen Rongxin and Guangzhou Yueshen. Shenzhen Rongxin’s business activities involve the trading of mineral water and wines. Guangzhou Yueshen is primarily engaged in distribution of prepaid phone cards and subway tickets.

Below is a presentation of the Company’s financial position and operation results for its operating subsidiaries as of June 30, 2009 and December 31, 2008, and for the period and year then ended. The Company has also provided reconciling adjustments with the intermediate holding Company China Teletech Limited.

Financial Position
As of	Guangzhou	Shenzhen	China Teletech &
06/30/2009	Yueshen	Rongxin	Eliminations	Total
Current Assets	489,362	399,865	1,791	891,018
Non-Current Assets	6,906	7,473	258	14,637
Total Assets	496,268	407,338	2,049	905,655

Current Liabilities	137,532	136,766	1,415	275,713
	137,532	136,766	1,415	275,713
Total Liabilities	137,532	136,766	1,415	275,713

Net Assets	358,736	270,572	634	629,942

Total Liabilities
& Net Assets	496,268	407,338	2,049	905,655

Results of Operations
For the year ended	Guangzhou	Shenzhen	China Teletech &
06/30/2009	Yueshen	Rongxin	Eliminations	Total
Sales	4,401,530	290,821	-	4,692,351
Cost of Sales	4,296,905	202,226	-	4,499,131
Gross Profit	104,625	88,595	-	193,220

Operating Expense	91,941	47,966	1,477	141,384

Operating Profit/(Loss)	12,684	40,629	(1,477)	51,836

Other Income/(Expense)	1,226	(65)	-	1,161

Earnings before Tax	13,910	40,564	(1,477)	52,998

(Income Tax Expense)	(3,478)	(10,141)	-	(13,619)

Net Income	10,432	30,423	(1,477)	39,379

Financial Position
As of	Guangzhou	Shenzhen	China Teletech &
12/31/2008	Yueshen	Rongxin	Eliminations	Total
Current Assets	$ 304,304	$ 564,590	$ 2,110	$ 871,004
Non-Current Assets	19,632	13,634	-	33,266
Total Assets	323,936	578,224	2,110	904,270

Current Liabilities	174,397	140,108	-	314,505
	174,397	140,108	-	314,505
Total Liabilities	174,397	140,108	-	314,505

Net Assets	149,539	438,116	2,110	589,765

Total Liabilities
& Net Assets	$ 323,936	$ 578,224	$ 2,110	$ 904,270

Results of Operations
For the year ended	Guangzhou	Shenzhen	China Teletech &
12/31/2008	Yueshen	Rongxin	Eliminations	Total
Sales	$ 18,730,016	$ 1,542,771	$ -	$ 20,272,787
Cost of Sales	(18,363,579)	(1,008,208)	-	(19,371,787)
Gross Profit	366,437	534,563	-	901,000

Operating Expense	(111,824)	(41,752)	(38,885)	(192,461)

Operating Profit/(Loss)	254,613	492,811	(38,885)	708,539

Other Income/(Expense)	3	11	-	14

Earnings before Tax	254,616	492,822	(38,885)	708,553

(Income Tax Expense)	(63,654)	(123,205)	-	(186,859)

Net Income	$ 190,962	$ 369,617	$ (38,885)	$ 521,694

7.           Concentration of Risk

Shenzhen Rongxin is subject to concentration of supply shortage risk because it purchases mineral water for resale from a single vendor, Tibet Glacial Mineral Water Co., Ltd. (“Tibet Glacial”). On October 8, 2007, Shenzhen Rongxin entered into purchase agreement whereby Tibet Glacial would provide spring water at fixed price until January 1, 2009 and in return, Shenzhen Rongxin needed to consume no less than 140,000 trunks of bottle water per year. However, the Company’s operation result is correlated with Tibet Glacial’s availability to supply.

8.	Economic, Political, and Legal Risks

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the economic, political, legal environment, and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, restriction on international remittances, and rates and methods of taxation, among other things.

China Teletech Limited

Consolidated Financial Statements

December 31, 2008 and 2007

(Stated in US Dollars)

China Teletech Limited

To:           The Board of Directors and Stockholders
China Teletech Limited

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheets of China Teletech Limited as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sierra Vista Group Limited as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Samuel H. Wong

 Samuel H. Wong & Co., LLP
 Certified Public Accountants
South San Francisco, California
September 5, 2009

China Teletech Limited
Consolidated Balance Sheets
As of December 31, 2008 and 2007
(Stated in US Dollars)

ASSETS	Notes	12/31/2008	12/31/2007
Current Assets
Cash and Cash Equivalent	2D	$ 709,791	$ 127,943
Short Term Investment	2E	2,054	-
Accounts Receivable	2F,3	21,009	-
Other Receivable		-	66,294
Inventory	2G	138,151	66,356
Advance to Suppliers	2H	-	16,460
Total Current Assets		871,004	277,052

Non-Current Assets
Property, Plant & Equipment, net	2I,4	33,266	44,552

TOTAL ASSETS		$ 904,270	$ 321,604

LIABILITIES
Current Liabilities
Accounts Payable		$ 2,234	$ 2,982
Taxes Payable		189,811	3
Other Payable		50,949	129,099
Customer Deposits	2J	71,511	54,067
Total Current Liabilities		314,505	186,152

TOTAL LIABILITIES		$ 314,505	$ 186,152

STOCKHOLDERS' EQUITY
Preferred Stock ($0.001 par value, 10,000,000 shares authorized, 0 issued and outstanding at December 31, 2008 and 2007, respectively)		$ -	$ -
Common Stock ($0.000 par value, 250,000,000 shares authorized, 240,919,945 issued and outstanding at December 31, 2008 and 2007)		-	-
Additional Paid in Capital		1,410,256	1,410,256
Statutory Reserve	2K,5	-	-
Retained Earnings		(929,770)	(1,378,516)
Accumulated Other Comprehensive Income	2L	109,279	103,713

TOTAL STOCKHOLDERS' EQUITY		589,765	135,453

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY		$ 904,270	$ 321,604

See Notes to Financial Statements and Accountant’s Report

China Teletech Limited
Consolidated Statements of Operations
For the years ended December 31, 2008 and 2007
(Stated in US Dollars)

	Notes	12/31/2008	12/31/2007
Revenues
Sales	2M	$ 20,272,787	$ 2,599
Cost of Sales	2N	(19,371,787)	(2,661)
Gross Profit		901,000	(62)

Operating Expenses
Selling Expenses	2O	(31,024)	-
General & Administrative Expenses	2P	(161,436)	(646,921)
Total Operating Expense		(192,460)	(646,921)

Operating Income/(Loss)		708,540	(646,983)

Other Income (Expenses)
Other Income		-	40
Other Expenses		(75)	-
Interest Income		89	176
Interest Expense		-	(39)
Total Other Income/(Expense)		14	177

Earnings before Tax		708,554	(646,806)

Income Tax	2S	(186,860)	-

Net Income		$ 521,694	$ (646,806)

Earnings per share
- Basic	0.00	0.00
- Diluted	0.00	0.00

Weighted average shares outstanding
- Basic	240,919,945	240,919,945
- Diluted	240,919,945	240,919,945

See Notes to Financial Statements and Accountant’s Report

China Teletech Limited
Consolidated Statements of Changes in Stockholders’ Equity
As of December 31, 2008 and 2007
(Stated in US Dollars)
								Accumulated
	Number		Number		Additional			Other
	of	Preferred	of	Common	Paid in	Statutory	Retained	Comprehensive
	Shares	Stock	Shares	Stock	Capital	Reserve	Earnings	Income	Total
Balance at January 1, 2007	-	$ -	70,919,945	$ -	$1,410,256	$ -	$ (731,709)	$ 81,638	$ 760,184
Issuance of Shares in Share Exchange			170,000,000
Net Income			-	-	-	-	(646,806)	-	(646,806)
Appropriations of Retained Earnings			-	-	-	-	-	-	-
Distribution of Dividends			-	-	-	-	-	-	-
Unrealized Gain/(Loss) in Investment			-	-	-	-	-	-	-
Foreign Currency Translation Adjustment			-	-	-	-	-	22,075	22,075
Balance at December 31, 2007	-	$ -	240,919,945	$ -	$ 1,410,256	$ -	$ (1,378,516)	$ 103,713	$ 135,453

Balance at January 1, 2008	-	$ -	240,919,945	$ -	$ 1,410,256	$ -	$ (1,378,516)	$ 103,713	$ 135,453
Net Income			-	-	-	-	521,694	-	521,694
Appropriations of Retained Earnings			-	-	-	-	-	-	-
Distribution of Dividends			-	-	-	-	(72,948)	-	(72,948)
Unrealized Gain/(Loss) in Investment			-	-	-	-	-	(9,004)	(9,004)
Foreign Currency Translation Adjustment			-	-	-	-	-	14,571	14,571
Balance at December 31, 2008	-	$ -	240,919,945	$ -	$ 1,410,256	$ -	$ (929,770)	$ 109,279	$ 589,765

	Comprehensive Income
	12/31/2007	12/31/2008	Accumulated Total
Net Income	$ (646,806)	$ 521,694	$ (125,112)
Unrealized Gain/(Loss) in Investment	-	(9,004)	(9,004)
Foreign Currency Translation Adjustment	22,075	14,571	36,646
	$ (624,731)	$ 527,260	$ (97,471)

See Notes to Financial Statements and Accountant’s Report

China Teletech Limited
Consolidated Statements of Cash Flows
For the years ended December 31, 2008 and 2007
(Stated in US Dollars)

	12/31/2008	12/31/2007
Cash Flows from Operating Activities
Cash Received from Customers	$ 20,335,516	$ 741,515
Cash Paid to Suppliers & Employees	(19,493,098)	(747,852)
Interest Received	89	176
Interest Paid	-	(39)
Taxes Paid	(186,860)	-
Miscellaneous Receipts	-	40

Cash Sourced/(Used) in Operating Activities	655,647	(6,160)

Cash Flows from Investing Activities
Purchase of Short Term Investment	(2,054)	-
Purchases of Property, Plant, and Equipment	(4,364)	(4,188)
Proceeds of Disposal Assets	-	45,568

Cash Used/(Sourced) in Investing Activities	(6,418)	41,380

Cash Flows from Financing Activities
Proceeds from Issuance of Common Stock	-	50,000
Distribution of Dividends	(72,948)	-

Cash Sourced/(Used) in Financing Activities	(72,948)	50,000

Net Increase/(Decrease) in Cash & Cash Equivalents for the Year	576,281	85,219

Effect of Other Comprehensive Income	5,566	22,075

Cash & Cash Equivalents at Beginning of Year	127,943	20,649

Cash & Cash Equivalents at End of Year	$ 709,791	$ 127,943

See Notes to Financial Statements and Accountant’s Report

China Teletech Limited
Reconciliation of Net Income to Cash Sourced/(Used) in Operations
For the years ended December 31, 2008 and 2007
(Stated in US Dollars)

	12/31/2008	12/31/2007

Net Income	$ 521,694	$ (646,806)

Adjustments to Reconcile Net Income to
Net Cash Provided by Cash Activities:

Depreciation	15,650	14,670
Decrease/(Increase) in Accounts Receivable	(21,009)	220,776
Decrease/(Increase) in Other Receivable	66,294	464,072
Decrease/(Increase) in Inventory	(71,795)	(1,681)
Decrease/(Increase) in Advance to Suppliers	16,460	49,629
Increase/(Decrease) in Accounts Payable	(748)	103
Increase/(Decrease) in Taxes Payable	189,807	3
Increase/(Decrease) in Other Payable	(78,150)	(160,994)
Increase/(Decrease) in Customer Deposits	17,444	54,067

Total of all adjustments	133,953	640,646

	$ 655,647	$ (6,160)

See Notes to Financial Statements and Accountant’s Report

China Teletech Limited
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2008 and 2007

1.	The Company and Principal Business Activities

China Teletech Limited, formerly known as Stream Horizon Studios, Inc. (the “Company”), was incorporated under the laws of the Province of British Columbia, Canada on October 1, 2001 under the name Infotec Business Strategies, Inc.  The Company was formerly a subsidiary of Wavelit, Inc., a Nevada corporation.  The Company was spun off from its parent to the shareholders of Wavelit, Inc where the shareholders of Wavelit, inc. received an aggregate of 70,919,945 common shares.  Concurrently, the Company will apply to independently list its common shares on the Over the Counter Bulletin Board Market in the United States of America.

On or about May 5, 2009 the Company entered into reverse merger transaction via a share exchange agreement with Sierra Vista Group Limited (“Sierra Vista”), a company incorporated in the British Virgin Islands.  Under the terms of the share exchange agreement, the Company issued an aggregate of 170,000,000 shares of common stock to the shareholders of Sierra Vista Group Limited for 100% of the outstanding stock of Sierra Vista.  Sierra Vista wholly owns: (a) Shenzhen Rongxin Investment Co., Ltd. (“Shenzhen Rongxin”) and (b) Guangzhou Yueshen Taiyang Network and Technology Co., Ltd. (“Guangzhou Yueshen”), who are both domiciled in the People’s Republic of China.

The Company has accounted for the shares exchange transaction as a recapitalization of China Teletech Limited where the Company (the legal acquirer) is considered the accounting acquiree and Sierra Vista (the legal acquiree) is considered the accounting acquirer.  Accordingly, the financial data included in the accompanying consolidated financial statements is that of the accounting acquirer Sierra Vista Group Limited.  The historical stockholders’ equity of the accounting acquirer prior to the share exchange has been retroactively restated as if the share exchange transaction occurred as of the beginning of the first period presented.  Any assets or liabilities of the Company prior to the share exchange transaction were immaterial.  The Company is deemed to be a continuation of the business of Sierra Vista.

Business

The Company conducts its primary business operations through its indirectly wholly owned operating subsidiaries: (a) Shenzhen Rongxin and (b) Guangzhou Yueshen Guangzhou Yueshen.

Shenzhen Rongxin’s primary business is the wholesale and distribution of mineral water.  Shenzhen Rongxin is the exclusive supplier of Tibet Glacial 5100 spring water to the Guangdong Province of PRC, which currently has a population of approximately 110 million people.

Guangzhou Yueshen is principally engaged in the trading and distribution of rechargeable phone cards, prepaid subway tickets, cellular phones, and cellular phone accessories in Guangzhou City in the PRC.  Guangzhou Yueshen sells to wholesalers, retailers, and end users.

2.	Summary of Significant Accounting Policies

(A)	Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements.

(B)	Consolidation

The consolidated financial statements include all the accounts of the Company and its two wholly-owned subsidiaries. Inter-company transactions, such as sales, cost of sales, due to/due from balances, investment in subsidiaries, and subsidiaries’ capitalization have been eliminated.

As of December 31, 2008, the detailed identities of the consolidated subsidiaries are as follows:-

Name of Entities	Date of Incorporation	Place of Incorporation	Attributable Equity Interest	Registered Capital
Sierra Vista Group Limited	1/20/2008	BVI	100%	USD 10
Shenzhen Rongxin	11/21/1996	PRC	100%	RMB 10,000,000
Guangzhou Yueshen	4/19/2004	PRC	100%	HKD 1,200,000

(C)	Use of Estimates

In the preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting years.  These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, and the estimation on useful lives of property, plant and equipment.  Actual results could differ from those estimates.

(D)	Cash and Cash Equivalent

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

(E)	Investment in Equity Securities

The cost method of accounting is used to account for the Company’s investment in equity securities for which the Company had less than 20% controlling equity interest. Controlling equity interest for the Company is typically a position of more than 50% beneficial ownership.

In the consolidated balance sheets, investments in equity securities are stated at their fair market value. Any unrealized gain or loss are reported on the consolidated statements of stockholders’ equity.

(F)	Accounts Receivable – Trade

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An allowance for doubtful accounts is made when recovery of the full amount is doubtful.

(G)	Inventories

Inventories are stated at the lower of cost or market value. Cost is computed using the first-in, first-out method and includes all costs of purchase and other costs incurred in bringing the inventories to their present location and condition. Market value is determined by reference to the sales proceeds of items sold in the ordinary course of business or estimates based on prevailing market conditions. The inventories include bottles of mineral water, prepaid mineral water cards, rechargeable phone cards, prepaid subway tickets, and mobile phones.

(H)	Advances to Suppliers

Advances to suppliers represent the cash paid in advance for the purchase of goods. The advances to suppliers are interest free and unsecured.

(I)	Property, Plant, and Equipment

Property, plant, and equipment are stated at cost.  Repairs and maintenance to these assets are charged to expense as incurred; major improvements enhancing the function and/or useful life are capitalized.  When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gains or losses arising from such transactions are recognized.

Property, plant, and equipment are depreciated using the straight-line method over their estimated useful life with a 10% salvage value.  Their useful lives are as follows:

Fixed Assets Classification	Useful Lives
Office Equipment	3 Years
Furniture & Fixture	3 Years
Motor Vehicles	10 Years

(J)	Customer Deposits

Customer Deposit represents the money the Company has received from customers in advance for the purchase of goods. The Company considers customer deposits as a liability until the title of goods have been transferred at which point the balance will be credited to sales revenue.

(K)	Statutory Reserve

Statutory reserve refer to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and, are to be used to expand production or operation. PRC laws prescribe that an enterprise operating at a profit, must appropriate, on an annual basis, from its earnings, an amount to the statutory reserve to be used for future company development. Such an appropriation is made until the reserve reaches a maximum equalling 50% of the enterprise’s capital.

(L)	Comprehensive Income

In accordance with SFAS No. 130, “Reporting Comprehensive Income”, comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements.  The Company’s current components of other comprehensive income are unrealized gain or loss in investment and the foreign currency translation adjustment.
(M)	Recognition of Revenue

Revenue from the sale of the products is recognized on the transfer of risk and ownership, which generally coincides with the time when the goods are delivered to customers and the titles have been passed.

(N)	Cost of Sales

The Company’s cost of sales is primarily comprised of cost of goods, inbound freight, purchasing and receiving costs, and inspection and warehouse cost.

(O)	Selling Expenses

Selling expenses include outbound freight, salaries of the sales force, client entertainment, commissions, advertising, and office rental expenses.

(P)	General & Administrative Expenses

General and administrative expenses comprised of executive compensation, general overhead such as the finance department and administrative staff, depreciation expenses, travel and lodging, meals and entertainment, utility, and research and development expenses.

(Q)	Advertising Expense

Costs related to advertising and promotion expenditures are expensed as incurred during the year.  Advertising costs are charged to selling expense

(R)	Retirement Benefits

Full-time employees of the Company are entitled to staff welfare benefits including Medicare, welfare subsidies, unemployment insurance, and pension benefits through a PRC government-mandated multi-employer defined contribution plan. The Company is required to accrue for these benefits based on certain percentages of the employees’ salaries. Costs related to the retirement benefits are charged to the Company’s statements of operations as incurred.

(S)	Income Tax

The Company uses the accrual method of accounting to determine and report its taxable reduction of income taxes for the year in which they are available. In accordance with SFAS No. 109 “Accounting for Income Taxes”, the Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years.  Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not that such items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

In respect of the Company and its subsidiaries domiciled and operated in the British Virgin Islands and People’s Republic of China, the taxation of these entities are summarized below:

Entities	Countries of Domicile	Income Tax Rate
China Teletech Limited	USA	0.00% - 39.00%
Sierra Vista Group Limited	BVI	0.00%
Shenzhen Rongxin	PRC	25.00%
Guangzhou Yueshen	PRC	25.00%

(T)	Foreign Currency Translation

The Company’s two operating subsidiaries Shenzhen Rongxin and Guangzhou Yueshen maintain their financial statements in the functional currency, which is the Renminbi (RMB). Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of Shenzhen Rongxin and Guangzhou Yueshen, which are prepared using the functional currency, have been translated into United States dollars.  Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates, and stockholders’ equity is translated at historical exchange rates. Translation adjustments are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

Exchange Rates	2008	2007
Year end RMB : US$ exchange rate	6.8542	7.3141
Average yearly RMB : US$ exchange rate	6.9623	7.6172

Year end HKD : US$ exchange rate	7.7507	7.8049
Average yearly HKD : US$ exchange rate	7.7874	7.8026

(U)	Recent Accounting Pronouncements

In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115 (" SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair values.  SFAS 159 is effective for fiscal years after November 15, 2007.

In December 2007, the Financial Accounting Standards Board issued FASB Statement No. 141 (Revised 2007), Business Combinations (“SFAS 141R”).  SFAS 141R provides additional guidance on improving the relevance, representational faithfulness, and comparability of the financial information that a reporting entity provides in its financial reports about a business combination and its effects.  This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

In December 2007, the Financial Accounting Standards Board issued FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS 160”).  SFAS 160 amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  This Statement is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133" ("SFAS 161"). SFAS 161 applies to all derivative instruments and related hedged items accounted for under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133").  SFAS 161 requires entities to provide greater transparency about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, results of operations and cash flows.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy).  Statement 162 will become effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles."

In May 2008, the FASB issued FSP Accounting Principles Board ("APB") 14-1 "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("FSP APB 14-1"). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer's non-convertible debt borrowing rate.  FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis.

In September 2008, FASB issued FSP No. 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees”, an amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161. This FSP is intended to improve disclosures about credit derivatives by requiring more information about the potential adverse effects of changes in credit risk on the financial position, financial performance, and cash flows of the sellers of credit derivatives.  The provisions of the FSP that amend Statement 133 and FIN 45 are effective for reporting periods (annual or interim) ending after November 15, 2008.

Management of the Company does not anticipate that the adoption of these seven standards will have a material impact on these consolidated financial statements.

3.	Accounts Receivable

Accounts receivable at December 31, consisted of the following:-

	12/31/2008	12/31/2007

Accounts Receivable - Trade	$ 21,009	$ -
Less: Allowance for Doubtful Accounts	-	-
Net Accounts Receivable	$ 21,009	$ -

Aging Analysis	12/31/2008	12/31/2007

0-30 Days	$ -	$ -
30-60 Days	21,009	-
Over 60 Days	-	-
	$ 21,009	$ -

4.	Property, Plant, and Equipment

		Accumulated
12/31/2008	Cost	Depreciation	Net
Office Equipment	$ 4,084	$ (3,874)	$ 209
Furniture & Fixture	34,351	(20,927)	13,425
Motor Vehicles	30,974	(11,342)	19,632
	$ 69,409	$ (36,143)	$ 33,266

		Accumulated
12/31/2007	Cost	Depreciation	Net
Office Equipment	$ 3,827	$ (2,375)	$ 1,452
Furniture & Fixture	32,191	(10,102)	22,090
Motor Vehicles	29,026	(8,016)	$21,010
	$ 65,045	$ (20,493)	$ 44,552

5.	Statutory Reserve Commitment

In compliance with PRC laws, the Company is required to appropriate a portion of its net income to its statutory reserve up to a maximum of 50% of an enterprise’s registered capital in the PRC.  The Company had future unfunded commitments, as provided below.

	12/31/2008	12/31/2007

PRC Subsidiaries Registered Capital
Shenzhen Rongxin	$ 1,206,753	$ 1,206,753
Guangzhou Yueshen	153,502	153,502

Statutory Reserve Ceiling based on 50% of PRC Registered Capital	680,128	680,128

Less: Retained Earnings appropriated to Statutory Reserve	-	-

Reserve Commitment Outstanding	$ 680,128	$ 680,128

6.	Operating Segments

The Company individually tracks the performance of its operating subsidiaries Shenzhen Rongxin and Guangzhou Yueshen. Shenzhen Rongxin’s business activities involve the trading of mineral water and wines. Guangzhou Yueshen is primarily engaged in distribution of prepaid phone cards and subway tickets.

Below is a presentation of the Company’s financial position and operation results for its operating subsidiaries as of December 31, 2008 and 2007, and for the years then ended.

Financial Position			Company,
As of	Guangzhou	Shenzhen	China Teletech,
12/31/2008	Yueshen	Rongxin	& Eliminations	Total
Current Assets	$ 304,304	$ 564,590	$ 2,111	$ 871,004
Non-Current Assets	19,632	13,634	-	33,266
Total Assets	323,936	578,224	2,111	904,270

Current Liabilities	174,397	140,108	-	314,505
	174,397	140,108	-	314,505
Total Liabilities	174,397	140,108	-	314,505

Net Assets	149,539	438,116	2,111	589,765

Total Liabilities
& Net Assets	$ 323,936	$ 578,224	$ 2,111	$ 904,270

Results of Operations			Company,
For the year ended	Guangzhou	Shenzhen	China Teletech,
12/31/2008	Yueshen	Rongxin	& Eliminations	Total
Sales	$ 18,730,016	$ 1,542,771	$ -	$ 20,272,787
Cost of Sales	(18,363,579)	(1,008,208)	-	(19,371,787)
Gross Profit	366,437	534,563	-	901,000

Operating Expense	(111,824)	(41,752)	(38,885)	(192,460)

Operating Profit/(Loss)	254,614	492,811	(38,885)	708,540

Other Income/(Expense)	3	11	-	14

Earnings before Tax	254,617	492,822	(38,885)	708,554

(Income Tax Expense)	(63,654)	(123,205)	-	(186,860)

Net Income	$ 190,962	$ 369,616	$ (38,885)	$ 521,694

Financial Position			Company,
As of	Guangzhou	Shenzhen	China Teletech,
12/31/2007	Yueshen	Rongxin	& Eliminations	Total
Current Assets	$ 61,600	$ 165,453	$ 50,000	$ 277,052
Non-Current Assets	21,010	23,542	-	44,552
Total Assets	82,610	188,994	50,000	321,604

Current Liabilities	55,889	130,263	-	186,152
	55,889	130,263	-	186,152
Total Liabilities	55,889	130,263	-	186,152

Net Assets	26,721	58,732	50,000	135,453

Total Liabilities
& Net Assets	$ 82,610	$ 188,994	$ 50,000	$ 321,604

Results of Operations			Company,
For the year ended	Guangzhou	Shenzhen	China Teletech,
12/31/2007	Yueshen	Rongxin	& Eliminations	Total
Sales	$ 2,417	$ 182	$ -	$ 2,599
Cost of Sales	(2,513)	(147)	-	(2,661)
Gross Profit	(97)	35	-	(62)

Operating Expense	(166,163)	(480,758)	-	(646,921)

Operating Profit/(Loss)	(166,260)	(480,724)	-	(646,983)

Other Income/(Expense)	42	135	-	177

Earnings before Tax	(166,218)	(480,588)	-	(646,806)

(Income Tax Expense)	-	-	-	-

Net Income	$ (166,218)	$ (480,588)	$ -	$ (646,806)

7.           Concentration of Risk

Shenzhen Rongxin is subject to supply shortage risk because it purchases of mineral water for resale is sourced from a single vendor, Tibet Glacial Mineral Water Co., Ltd. (“Tibet Glacial”). On October 8, 2007, Shenzhen Rongxin entered into purchase agreement whereby Tibet Glacial would provide spring water at fixed price until January 1, 2009 and in return, Shenzhen Rongxin needed to consume no less than 140,000 trunks of bottle water per year. However, the Company’s operation result is correlated with Tibet Glacial’s availability to supply.

8.	Economic, Political, and Legal Risks

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the economic, political, legal environment, and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, restriction on international remittances, and rates and methods of taxation, among other things.

ITEM 14.                      CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS

None.

ITEM 15.                      FINANCIAL STATEMENTS AND EXHIBITS

See the Financial Statements contained herein in Item 13 above

Exhibit Index

Exhibit #	Description

3.1	Articles of Incorporation filed with the British Columbia Ministry of Finance on October 1, 2001 (attached hereto).

3.2	Certificate of Name Change filed with the British Columbia Ministry of Finance on November 17, 2005 (attached hereto).

3.3	Certificate of Restoration filed with the British Columbia Ministry of Finance on August 28, 2009 (attached hereto).

4.1	Notice of Alteration filed with the British Columbia Ministry of Finance on October 7, 2009 (attached hereto).

10.1	Stock Purchase and Share Exchange Agreement effective May 20, 2009 (attached hereto).

23.1	Consent of Samuel H. Wong & Co., LLP, dated November 2, 2009 (attached hereto).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, on September 30, 2009.

Stream Horizon, Inc. /s/ Henry Liguori. By: Henry Liguori Chief Executive Officer (Principal Executive Officer and Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Henry Liguori.
Henry Liguori	Director		November , 2009